EXHIBIT 23- CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41976 and 333-70466 on Form S-8, Registration Statement Nos. 333-115317, 333-132129-01 and 333-162550-01 on Form S-3 and Registration Statement No. 333-175508 on Form S-3ASR of our report dated February 8, 2012, relating to the financial statements and financial statement schedule of American Axle & Manufacturing Holdings, Inc., and the effectiveness of American Axle & Manufacturing Holdings, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
February 8, 2012